Exhibit 99.4

Town Hall Script

Thank you for joining on such short notice.

I’m sure you saw my email and the press release about our announcement this morning.

This announcement marks the beginning of an exciting new journey for Lumos 3.0 and our team.

I want to take a few moments to explain the details and also answer your questions.

In simple terms, we are being purchased and taken private by Double Point Ventures, a firm that invests in companies developing cutting-edge therapeutics.

Once the transaction is complete, which is expected before the end of this year, subject to customary closing conditions, we will become a privately held company, and we will delist our stock from Nasdaq.

Importantly, we will continue to operate as Lumos Pharma.

What will change is that Double Point Ventures will own the company, and we expect to benefit from their expertise in the sector, deep industry relationships, and continued investment in our business.

Double Point Ventures brings an impressive track record of fostering the growth and success of companies developing cutting-edge therapeutics.

I’m confident they are the right partner to fuel our long-term growth.

So, what does that mean for you? It means we can move forward with initiating our Phase 3 study and advancing LUM-201 in the clinic.

Upon completion of the transaction, the parties will work together to determine the best path forward for Lumos’ future growth. We expect that our primary focus will move LUM-201 forward, and we hope to increase our clinical development activity.

Double Point Ventures’ interest in our company reflects the incredible contributions and value all of you have contributed. Thank you for your ongoing dedication to Lumos and for your continued dedication going forward.

I should also emphasize that our commitment to developing our lead therapeutic candidate, LUM-201, and seeking to transform the large global GH market from injectable to oral therapy does not change. Double Point Ventures fully supports this mission and our continued growth and success.

We realize this is a big announcement, and I’m sure you have questions. This is a good time to ask them. Let me know and I’ll do my best to answer them.

Cautionary Statement on Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Lumos Pharma, Inc.’s (“Lumos Pharma” or the “Company”), beliefs and expectations and statements about the proposed tender offer (the “Offer”), merger and related transactions contemplated by the Merger Agreement (the "Transactions"), including the timing of and closing conditions to the Transactions; the potential effects of the proposed Transactions on Lumos Pharma and the timing of Lumus Pharma’s clinical trials; that this transaction with DPV offers the best path forward for the further development of LUM-201; and any other statements other than statements of historical fact.

These forward looking statements may be identified by their use of forward-looking terminology including, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” and “would,” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that the various closing conditions in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of shares of the Company that are tendered in the Offer; the Company’s ability to retain key personnel; the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock; significant costs associated with the proposed Transactions; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVRs may not result in any value to the Company’s equityholders; and other risks and uncertainties discussed in the Company’s most recent annual and quarterly reports filed with the SEC as well as in the Company’s subsequent filings with the SEC. As a result of such risks and uncertainties, Lumos's actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. There can be no assurance that the proposed Transactions will in fact be consummated. Lumos cautions investors not to unduly rely on any forward-looking statements.

The forward-looking statements contained in this communication are made as of the date hereof, and Lumos undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It

The Offer described in this communication has not yet commenced, and this communication is for information purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Lumos or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by DPV and its subsidiaries, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Lumos. The offer to purchase the outstanding shares of the common stock of Lumos will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION OR RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by Lumos under the “Investors & Media” Section of Lumos’s website at www.lumos-pharma.com.